UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2010
TERRA INDUSTRIES INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-8520 (Commission File Number)	52-1145429 (IRS Employer Identification Number)

Terra Centre
600 Fourth Street, P.O. Box 6000
Sioux City, Iowa (Address of principal executive offices)	51102-6000 (Zip Code)
Registrant’s telephone number, including area code: (712) 277-1340
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On February 15, 2010, Terra Industries Inc. (“Terra”) and Terra International (Canada) Inc. (“Purchaser”) entered into a definitive Carseland Facility Interest Purchase and Sale Agreement (the “Agreement”) with Agrium, Agrium Inc. and Agrium Products Inc., pursuant to which Purchaser will acquire (the “Acquisition”) an undivided 50% interest in the Purchased Assets (as defined below). The purchase price of the Purchased Assets is approximately US$237 million, subject to reduction for certain deficiencies in the Purchased Assets identified by Purchaser and to adjustment for certain benefits, obligations and liabilities relating to the operation of the Facility (as defined below).
     The “Purchased Assets” consist of the land and certain tangible and intangible interests relating to the operation of Agrium’s Carseland, Alberta, Canada chemical manufacturing facility (the “Facility”, including the ammonia production and storage, urea production, dry storage and rail and truck loading functions of the Facility). The Purchased Assets do not include certain excluded assets (the “Excluded Assets”), including Agrium’s controlled release product facilities, all rights and obligations with respect to the supply of ammonia to Orica Canada Inc.’s Carseland, Alberta, Canada facility, and all excess supply of electricity generated at the Transcanada Energy facility located at the Facility.
     The closing of the Acquisition shall occur on the earlier of (i) any date required by the Canadian Competition Bureau or the U.S. Federal Trade Commission (the “FTC”) or (ii) a date agreeable to both Agrium and Purchaser as soon as reasonably practicable following the closing of Agrium Inc.’s proposed business combination with CF Industries Holdings, Inc. (the “CF Transaction”) within certain parameters described in the Agreement.
     The Agreement contains a number of customary representations, warranties and covenants. Agrium has agreed to retain certain liabilities and to indemnify Purchaser and its affiliates for breaches of its representations, warranties and covenants, and for acts or omissions relating to the Excluded Assets, and certain other liabilities pertaining to the Purchased Assets which relate to the period prior to the closing of the Acquisition, subject to a cap on indemnification of 50% of the purchase price of the Purchased Assets and generally for a period of eighteen months after the closing of the Acquisition. Purchaser also has agreed to indemnify Agrium and its affiliates for breaches of Purchaser’s representations, warranties and covenants, subject to similar exceptions and limitations.
     The closing of the Acquisition is subject to satisfaction or waiver of certain customary conditions, including, but not limited to, the closing of the CF Transaction and the closing of Terra’s acquisition from Agrium Inc. of the Marseilles, Illinois and Ritzville, Washington ammonia storage and loading facilities that Agrium Inc. owns, in the case of the Marseilles facility, or would acquire in the CF Transaction, in the case of the Ritzville facility, as set forth in binding agreements between Agrium Inc. and Terra dated November 9, 2009 and October 18, 2009, respectively. Each of Agrium and Purchaser has agreed to use its commercially reasonable efforts to satisfy the conditions contained in the Agreement, provided, however, that nothing contained in the Agreement shall require Agrium or Purchaser or any of their respective affiliates to divest any assets, conduct its businesses in a materially adverse manner, or enter into any litigation, dispute or appeal process.
     The Agreement contains customary termination rights, including, but not limited to, termination (i) by either Agrium or Purchaser (x) upon written notice by Agrium to Purchaser indicating Agrium Inc. is abandoning the CF Transaction, (y) upon written notice to the other party at any time after September 30, 2010 or (z) upon written notice to the other party if uncured defects in the Purchased Assets identified by Purchaser reduce the value of the Purchased Assets by more than 20%, (ii) by Agrium, in the event (a) it determines that it will not receive approval from the FTC with respect to the

CF Transaction, which determination shall have been made by March 31, 2010, and (iii) by written agreement of Agrium and Purchaser.
     The foregoing description of the Agreement is not a complete description of all of the parties’ rights and obligations under the Agreement. The above description is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS
(d) Exhibits
     2.1 Carseland Facility Interest Purchase and Sale Agreement between Agrium, Agrium Products Inc., Agrium Inc., Terra Industries Inc. and Terra International (Canada) Inc. dated February 15, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INDUSTRIES INC.
By:	/s/ John W. Huey
	Name:	John W. Huey
	Title:	Vice President, General Counsel and Corporate Secretary

Date: February 19, 2010

EXHIBIT INDEX

Exhibit
Number	Description
2.1	Carseland Facility Interest Purchase and Sale Agreement between Agrium, Agrium Products Inc., Agrium Inc., Terra Industries Inc. and Terra International (Canada) Inc. dated February 15, 2010.